                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF SEPTEMBER 30, 1998

                                  BY AND AMONG



                                PEOPLESOFT, INC.,

                          PEOPLESOFT RETAIL CORPORATION

                                       AND

                             INTREPID SYSTEMS, INC.

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----
                                    ARTICLE I


                                   THE MERGER

1.1.  THE MERGER.............................................................................     1
1.2.  EFFECTIVE TIME.........................................................................     2
1.3.  EFFECT OF THE MERGER...................................................................     3
1.4.  EFFECT ON COMPANY CAPITAL STOCK; TREATMENT OF STOCK OPTIONS............................     3
1.5.  ACCOUNTING TREATMENT...................................................................     4
1.6.  DISSENTING SHARES......................................................................     4
1.7.  SURRENDER OF CERTIFICATES..............................................................     5
1.8.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK...................................     6
1.9.  LOST, STOLEN OR DESTROYED CERTIFICATES.................................................     6
1.10. TAX CONSEQUENCES.......................................................................     6
1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION.............................................     6

                                   ARTICLE II


                   REPRESENTATIONS AND WARRANTIES RELATING TO
                      THE COMPANY AND CERTAIN OTHER MATTERS

2.1.  ORGANIZATION OF THE COMPANY............................................................     7
2.2.  COMPANY CAPITAL STRUCTURE..............................................................     7
2.3.  SUBSIDIARIES...........................................................................     8
2.4.  AUTHORITY..............................................................................     8
2.5.  COMPANY FINANCIAL STATEMENTS...........................................................     9
2.6.  NO UNDISCLOSED LIABILITIES.............................................................     9
2.7.  NO CHANGES.............................................................................     9
2.8.  TAX AND OTHER RETURNS AND REPORTS......................................................    11
2.9.  RESTRICTIONS ON BUSINESS ACTIVITIES....................................................    15
2.10. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.................................    15
2.11. INTELLECTUAL PROPERTY..................................................................    16
2.12. AGREEMENTS, SCHEDULED CONTRACTS AND COMMITMENTS........................................    18
2.13. INTERESTED PARTY TRANSACTIONS..........................................................    20
2.14. COMPLIANCE WITH LAWS...................................................................    20
2.15. LITIGATION.............................................................................    20
2.16. INSURANCE..............................................................................    21
2.17. MINUTE BOOKS...........................................................................    21
2.18. ENVIRONMENTAL MATTERS..................................................................    21
2.19. BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES.......................................    22
2.20. EMPLOYEE MATTERS AND BENEFIT PLANS.....................................................    22
2.21. NON-COMPETITION, NON-SOLICITATION AND NON-HIRE AGREEMENTS..............................    26
2.22. REPRESENTATIONS COMPLETE...............................................................    26

                                   ARTICLE III


               REPRESENTATIONS AND WARRANTIES OF PEOPLESOFT, INC.

3.1.  ORGANIZATION, STANDING AND POWER.......................................................    26
3.2.  AUTHORITY..............................................................................    27

                                                                                                Page
                                                                                                ----
                                   ARTICLE IV


                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.  CONDUCT OF BUSINESS OF THE COMPANY.....................................................    27
4.2.  NO SOLICITATION........................................................................    30

                                    ARTICLE V


                              ADDITIONAL AGREEMENTS

5.1.  EMPLOYEE MATTERS.......................................................................    30
5.2.  ACCESS TO INFORMATION..................................................................    31
5.3.  EXPENSES...............................................................................    32
5.4.  PUBLIC DISCLOSURE......................................................................    32
5.5.  CONSENTS...............................................................................    32
5.6.  REASONABLE EFFORTS.....................................................................    32
5.7.  NOTIFICATION OF CERTAIN MATTERS........................................................    33
5.8.  ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES............................................    33
5.9.  INDEMNIFICATION........................................................................    33
5.10. NOTICE TO HOLDERS OF COMPANY PREFERRED STOCK...........................................    33
5.11. GRANT OF STOCK OPTIONS BY THE COMPANY..................................................    33
5.12. CONFIDENTIALITY........................................................................    34

                                   ARTICLE VI


                            CONDITIONS TO THE MERGER

6.1.  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER...........................    35
6.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY....................................    35
6.3.  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT.....................................    36

                                   ARTICLE VII


                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1.  INDEMNIFICATION/SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................    37
7.2.  NOTICE AND DETERMINATION OF CLAIMS.....................................................    38
7.3.  THIRD PARTY CLAIMS.....................................................................    40
7.4.  NO LIMITATIONS ON DAMAGES..............................................................    40
7.5.  EXCLUSIVE REMEDY.......................................................................    40

                                  ARTICLE VIII


                        TERMINATION, AMENDMENT AND WAIVER

8.1.  TERMINATION............................................................................    41
8.2.  EFFECT OF TERMINATION..................................................................    42
8.3.  AMENDMENT..............................................................................    42
8.4.  EXTENSION; WAIVER......................................................................    42

                                   ARTICLE IX


                               GENERAL PROVISIONS

9.1.  NOTICES................................................................................    42
9.2.  INTERPRETATION.........................................................................    43
9.3.  COUNTERPARTS...........................................................................    43
9.4.  ENTIRE AGREEMENT; ASSIGNMENT...........................................................    44

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                                                                                                ----
9.5.  SEVERABILITY...........................................................................    44
9.6.  OTHER REMEDIES.........................................................................    44
9.7.  GOVERNING LAW..........................................................................    44
9.8.  RULES OF CONSTRUCTION..................................................................    44
9.9.  SPECIFIC PERFORMANCE...................................................................    44

                                    EXHIBITS

EXHIBIT               DESCRIPTION
-------               -----------
Exhibit A             Form of Legal Opinion of Counsel to Parent and Acquisition
Exhibit B             Form of Legal Opinion of Counsel to the Company
Exhibit C             Forms of Non-Competition, Non-Solicitation and Non-Hire
                      Agreement and Amendment No.1 to Non-Competition,
                      Non-Solicitation and Non-Hire Agreement
Exhibit D             By-Laws of Surviving Corporation
Exhibit E             Form of Certificate of Merger
Exhibit F             Form of Agreement of Merger

                                    SCHEDULES


SCHEDULE       DESCRIPTION
--------       -----------
1.1(g)         Officers
1.4(b)         Outstanding Options
2.2(a)         Shareholder List
2.2(b)         Options, Warrants, Rights
2.3            Subsidiaries
2.4            Conflicts/Other Filings and Consents
2.5            Company Financials
2.6            Undisclosed Liabilities
2.7            Certain Transactions
2.8(b)         Certain Tax Matters
2.8(c)         Tax Elections and Returns
2.9            Restrictions on Business Activities
2.10(a)        Leases, Lessors, Lease Dates & Amendments
2.10(b)        Liens
2.11(b)        Software
2.11(c)        Certain Intellectual Property Rights
2.11(f)        Intellectual Property Assets
2.12(a)        Scheduled Contracts
2.12(b)        Contract Breach/Default
2.12(c)        Ownership Interest of Intellectual Property Assets
2.12(d)        Customer Surveys
2.13           Interested Party Transactions
2.15           Litigation
2.16           Insurance
2.20(b)        Employee Benefit Plans and Employees
2.20(d)        Employee Plan Compliance
2.20(g)        Post-Employment Obligations
2.20(j)        Employees with Visas
2.20(k)        Collective Bargaining Agreements
2.20(l)        Employment at Will
3.2            Parent Consents
4.1            Disclosed Actions
5.11           Company Stock Option Grants
6.2(c)         Third Party Consents Required of Parent
6.3(c)         Third Party Consents Required of Company

                             INDEX OF DEFINED TERMS


Defined Term                                              Section Defined
------------                                              ---------------
"Affiliate"                                               Appendix A


"Aggregate Purchase Price"                                Appendix A


"Applicable Law"                                          Appendix A


"Agreement"                                               Introduction


"Agreement of Merger"                                     Section 1.2.


"Balance Sheet"                                           Section 2.5


"Business Day"                                            Appendix A


"California Law"                                          Section 1.1


"Certificates"                                            Section 1.7(c)


"Certificate of Merger"                                   Section 1.2


"Closing"                                                 Section 1.2


"Closing Date"                                            Section 1.2


"Code"                                                    Section 1.4(b)(1)


"Common Per Share Price"                                  Appendix A


"Company"                                                 Appendix A


"Company Capital Stock"                                   Appendix A


"Company Common Stock"                                    Appendix A


"Company Preferred Stock"                                 Appendix A


"Company Employee Plan"                                   Section 2.20(a)(iii)


"Company Financials"                                      Section 2.5


"Company Indemnities"                                     Section 7.1(c)

Defined Term                                              Section Defined
------------                                              ---------------
"Company Option"                                          Section 1.4(b)(1)


"Continuing Employee"                                     Section 5.1(b)


"Copyrights"                                              Section 2.11(a)(i)(3)


"Damages"                                                 Appendix A


"Delaware Law"                                            Section 1.1


"Development Environments"                                Section 2.11(m)


"Disclosure Schedules"                                    Section 2


"Dissenting Shares"                                       Section 1.6(a)


"DOL"                                                     Section 2.20(c)


"Effective Time"                                          Section 1.2


"Employee"                                                Section 2.20(a)(iv)


"Employee Agreement"                                      Section 2.20(a)(v)


"Environmental Laws"                                      Appendix A


"Environmental Liabilities"                               Appendix A


"ERISA"                                                   Section 2.20(a)(ii)


"Exchange Act"                                            Section 3.4


"Exchange Agent"                                          Section 1.7(a)


"Exchange Ratio"                                          Appendix A


"Expiration Date"                                         Section 7.1(c)


"GAAP"                                                    Appendix A


"Governmental Authority"                                  Appendix A


"HSR Act"                                                 Appendix A


"Hazardous Substance"                                     Appendix A


"Incentive Plan"                                          Section 5.1(c)


"Intellectual Property Assets"                            Section 2.11(a)(ii)

Defined Term                                              Section Defined
------------                                              ---------------
"Intellectual Property Rights"                            Section 2.11(a)(i)


"IRS"                                                     Section 2.20(a)(vi)


"ISOs"                                                    Section 2.8(c)(xxiv)


"Key Employees"                                           Appendix A


"Knowledge"                                               Appendix A


"Liability"                                               Appendix A


"Lien"                                                    Appendix A


"Marks"                                                   Section 2.11(a)(i)(1)


"Material Adverse Change"                                 Appendix A


"Materials"                                               Section 2.11(m)


"Merger"                                                  Recitals


"Multiemployer Plan"                                      Section 2.20(a)(vii)


"Noncompete Agreements"                                   Section 2.22


"Option Plan"                                             Section 1.4(b)


"Other Management Employees"                              Appendix A


"Parent"                                                  Introduction


"Parent Common Stock"                                     Recitals


"Parent Employee"                                         Section 5.1(b)


"Parent Employee Plans"                                   Section 5.1(b)

"Parent Financial Statements"                             Section 3.4


"Parent Indemnities"                                      Section 7.1(a)


"Patents"                                                 Section 2.11(a)(i)(2)


"Pension Plan"                                            Section 2.20(a)(viii)


"Person"                                                  Appendix A


"Primary Purchase Price"                                  Appendix A

Defined Term                                              Section Defined
------------                                              ---------------
"Proceeding"                                              Appendix A


"Return"                                                  Section 2.8(a)(ii)


"Returns"                                                 Section 2.8(a)(ii)


"Scheduled Contract"                                      Section 2.12(b)


"Section 1103 Certificates"                               Section 1.2.

"Series A Per Share Price"                                Appendix A

"Series B Per Share Price"                                Appendix A

"Series C Per Share Price"                                Appendix A

"Series A Preferred Stock"                                Appendix A


"Series B Preferred Stock"                                Appendix A


"Series C Preferred Stock"                                Appendix A


"Series A Preferred Stock Price"                          Appendix A


"Series B Preferred Stock Price"                          Appendix A


"Series C Preferred Stock Price"                          Appendix A


"SEC"                                                     Section 3.4


"SEC Documents"                                           Section 3.4


"Shareholder Vote"                                        Section 5.14(b)


"Software"                                                Section 2.11(b)


"Subsidiaries"                                            Appendix A


"Surviving Corporation"                                   Section 1.1


"Tax"                                                     Section 2.8(a)(i)


"Taxes"                                                   Section 2.8(a)(i)


"Technology"                                              Section 2.11(a)(i)(5)


"Third Party Expenses"                                    Section 5.3


"Trade Secrets"                                           Section 2.11(a)(i)(4)

Defined Term                                              Section Defined
------------                                              ---------------
"Welfare Plan"                                            Section 2.20(a)(ix)

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 30, 1998, by and among PeopleSoft, Inc., a Delaware corporation ("Parent"), PeopleSoft Retail Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"), and Intrepid Systems, Inc., a California corporation (the "Company"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A hereto, which is incorporated herein by this reference.

                                    RECITALS

        A. Acquisition has no assets, has had no operations and has been formed for the purpose of the transactions contemplated by this Agreement.

        B. The parties hereto desire that Acquisition be merged into the Company, with the result that each of the issued and outstanding shares of Company Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock be converted into the right to receive the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price and the Series C Per Share Price, respectively.

        C. Concurrently with such conversion of outstanding shares of the Company Capital Stock, the outstanding shares of Common Stock of Acquisition shall be converted into shares of Common Stock of the Company such that the Company shall become a wholly-owned subsidiary of Parent, on the terms and conditions set forth herein.

        D. The Company and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the foregoing recitals, the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1. The Merger. At the Effective Time (as defined in Section 1.2), the merger of the Company and Acquisition contemplated by this Agreement (the "Merger"), subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), shall occur and consist of the following:

               (a) Acquisition shall merge into the Company;

               (b) The separate existence of Acquisition shall cease;

               (c) The outstanding shares of common stock, $.01 par value per share ("Acquisition Common Stock"), of Acquisition shall be converted into 1,000 shares of Company Common Stock;

               (d) The Company, as the surviving corporation, (the "Surviving Corporation") shall continue to exist as a wholly-owned subsidiary of Parent, but shall be renamed "PeopleSoft Retail Corporation";

               (e) The Articles of Incorporation of the Company shall be amended and restated in the manner set forth in the Agreement of Merger filed with the California Secretary of State, the form of which shall be approved by the parties hereto, and the Bylaws attached hereto as Exhibit D shall become the Bylaws of the Company, as the surviving corporation;

               (f) The director of Acquisition immediately prior to the Merger shall become the director of the Surviving Corporation;

               (g) The officers of the Surviving Corporation shall be those persons listed on Schedule 1.1(g), each of whom shall hold the office or offices listed opposite his or her respective name;

               (h) The outstanding shares of Company Common Stock, except for shares of Company Capital Stock canceled pursuant to Section 1.1(j) hereof, shall be converted into the right to receive the Common Per Share Price in accordance with Section 1.4(a)(1);

               (i) The outstanding shares of Company Preferred Stock, except for shares of Company Capital Stock canceled pursuant to Section 1.1(j) hereof, shall be converted into the right to receive the Series A Per Share Price, Series B Per Share Price, or Series C Per Share Price, as applicable, in accordance with Section 1.4(a)(2) and

               (j) Each share of Company Capital Stock issued and outstanding immediately prior to the Merger and owned either (A) directly or indirectly by the Company as treasury stock, or (B) owned by Parent, will be canceled and extinguished and no consideration will be delivered in exchange therefor.

        1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) Business Days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Gibson, Dunn & Crutcher LLP, San Francisco, California, unless another place or time is agreed to by Acquisition, Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date". On the Closing Date, the parties hereto shall cause the Merger to be consummated by (i) executing and filing a Certificate of Merger, substantially in the form of Exhibit E hereto, with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of Delaware Law, (ii) executing and filing with the Secretary of State of the State of California an agreement of merger, substantially in the form of Exhibit F hereto, (the "Agreement of Merger") and the certificates required by Section 1103 of California Law (the

"Section 1103 Certificates"), in accordance with the relevant provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "Effective Time"), and
(iii) executing and filing such other documents as shall be necessary or appropriate to effect the Merger.

        1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Company as the surviving corporation of the Merger, and all debts, Liabilities and duties of the Company and Acquisition shall become debts, Liabilities and duties of the Company as the surviving corporation of the Merger.

        1.4. Effect on Company Capital Stock; Treatment of Stock Options.

               (a) Effect on Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any shares of Company Capital Stock, the following shall occur:

                      (1) Conversion of Company Common Stock. Each share of Company Common Stock, except for shares of Company Common Stock canceled pursuant to Section 1.1(j) hereof, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined and to the extent provided in Section 1.6(a)) will be canceled and extinguished and be converted automatically into the right to receive an amount equal to the Common Per Share Price, and each holder of Company Common Stock shall be entitled to receive, upon surrender of the certificates set forth on Schedule 2.2(a) evidencing the shares of Company Common Stock held by such shareholder, an aggregate amount equal to the Common Per Share Price multiplied by the number of such shares of Company Common Stock so held by such shareholder.

                      (2) Conversion of Company Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, except for shares of Company Preferred Stock canceled pursuant to Section 1.1(j) hereof, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined and to the extent provided in Section 1.6(a)) will be canceled and extinguished and be converted automatically into the right to receive an amount equal to the Series A Per Share Price, Series B Per Share Price or Series C Per Share Price, as applicable, and each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to receive, upon surrender of the certificates set forth on Schedule 2.2(a) evidencing the shares of Preferred Stock held by such shareholder, an aggregate amount equal to the Series A Per Share Price, Series B Per Share Price or Series C Per Share Price, as applicable, multiplied by the number of such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, so held by such shareholder.

               (b) Treatment of Options. At the Effective Time, subject to
Section 5.11 hereof, all options to purchase shares of the Company's Common Stock then outstanding under the Intrepid Systems, Inc. 1992 Stock Option Plan, as amended (the "Option Plan") as set forth on Schedule 1.4(b) shall be assumed by Parent in accordance with the provisions described below.

                      (1) At the Effective Time, each outstanding option to purchase shares of the Company's Common Stock (a "Company Option") under the Option Plan or otherwise, whether vested or unvested, shall be, as a consequence of the Merger, assumed by Parent. Each Company Option so assumed under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (i) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time, and the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent; provided, however, that Parent may make but is not required to make such adjustments to the number of shares of Parent Common Stock or the exercise price of such assumed Company Option, as Parent reasonably deems necessary, in order to prevent any such Company Option that is characterized by the Company as an "incentive stock option" immediately prior to Closing from failing to so qualify solely by reason of Sections 424(a)(1) or 424(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

                      (2) Promptly following the Effective Time, Parent shall issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option.

               (c) Adjustments. The Exchange Ratio, the Vested Unexercised Options and any other similar and related items shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

        1.5. Accounting Treatment. Notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger qualify for treatment as, and be accounted for as, a purchase under Accounting Principles Board Opinion No. 16.

        1.6. Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, each share of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with the applicable requirements of California Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price, or the Series C Per Share Price, as applicable, pursuant to Sections 1.4 and 1.7, but the holder thereof shall only be entitled to such rights as are granted by California Law.

               (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under California Law shall at any time effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, each of such holder's shares shall automatically be converted into and represent only the right to receive the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price or the Series C Per Share Price, as applicable, as provided in
Section 1.4, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

        1.7. Surrender of Certificates.

               (a) Exchange Agent and Exchange. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") in the Merger. Promptly after the Effective Time, the Exchange Agent shall mail to each holder set forth on Schedule 2.2(a) a letter of transmittal which shall, among other things, specify that delivery of the Certificates shall be effected, and risk of loss and title to certificates representing Company Capital Stock (the "Certificates") shall pass, only upon actual receipt by the Exchange Agent of the Certificates and instructions for use in effecting the surrender of the Certificates in exchange for the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price or the Series C Per Share Price, respectively, due to such holder for each share of Company Capital Stock held by such holder. Upon surrender of a certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such certificate shall be entitled to receive promptly in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price or the Series C Per Share Price due and payable in respect of each of such holder's shares of Company Capital Stock, and the certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Upon delivery to each shareholder of the Company of the amount specified by this Clause (a), such payment shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Company Capital Stock, all rights of such shareholder pertaining to such Company Capital Stock shall cease, and there will be no further registration of transfers on the stock transfer books of the Company.

               (b) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent and the Company shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (c) Aggregate Purchase Price. The aggregate of (i) the Common Per Share Price multiplied by the number of shares of Company Common Stock outstanding at the Effective Time, not including any such shares owned by PeopleSoft, (ii) the Common Per Share Price multiplied by the number of shares of Company Common Stock issuable pursuant to Vested Unexercised Options, (iii) the Series A Per Share Price multiplied by the number of shares of Series A Preferred Stock outstanding as of the Effective Time, not including any such shares owned by PeopleSoft, (iv) the Series B Per Share Price multiplied by the number of shares of Series B Preferred Stock outstanding as of the Effective Time, not including any such shares owned by PeopleSoft, and (v) the Series C Per Share Price multiplied by the number of shares of Series C Preferred Stock outstanding as of the Effective Time, not including any such shares owned by PeopleSoft, shall not exceed the Aggregate Purchase Price.

        1.8. No Further Ownership Rights in Company Capital Stock. The Aggregate Purchase Price shall constitute satisfaction in full of all rights pertaining to such Company Capital Stock. Upon the Effective Time, there shall be no further registration of transfers on the records of Parent or the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and an amount equal to the number of shares represented by such Certificates multiplied by the Common Per Share Price, the Series A Per Share Price, the Series B Per Share Price or the Series C Per Share Price, as applicable, shall be paid to the holder of such Certificates as provided in this Article I.

        1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates are lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the proportionate amount of the Aggregate Purchase Price, as may be required pursuant to Section 1.4; provided that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall enter into an indemnification agreement satisfactory to Parent as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10. Tax Consequences. It is intended by the parties hereto that exchange of the Company Capital Stock by the Company's shareholders pursuant to
Section 1.4 hereof shall be a sale of stock of the Company to Parent for income tax purposes.

        1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in Parent full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent are hereby fully authorized in the name of Parent, the Company and otherwise to take all such lawful action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES RELATING TO THE
                       COMPANY AND CERTAIN OTHER MATTERS

        Subject to such exceptions as are clearly disclosed in the separate Disclosure Schedule of even date herewith ("Disclosure Schedules"), the Company hereby represents and warrants to Parent, as follows:

        2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change on the Company. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

        2.2. Company Capital Structure.

               (a) The authorized capital stock of the Company (exclusive of its Subsidiaries) consists solely of (i) 20,000,000 shares of authorized Company Common Stock, 6,875,007 shares of which are issued and outstanding on the date hereof, and (ii) 1,514,310 shares of authorized preferred stock, of which (w) 525,490 shares of which have been authorized and designated as the Series A Preferred Stock, all of which are issued and outstanding on the date hereof, (x) 747,000 shares of which have been authorized and designated as the Series B Preferred Stock, 502,195 shares of which are issued and outstanding on the date hereof, (y) 241,820 shares of which have been authorized and designated as the Series C Preferred Stock, 146,578 shares of which are issued and outstanding on the date hereof, and (z) no other shares of which have been authorized or designated as a series or are issued and outstanding as of the date hereof. On the date hereof, the Company Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock is held of record and beneficially by the persons, with the addresses of record and in the amounts with the corresponding certificate numbers set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company, any agreement to which the Company is a party or by which it is bound or otherwise. None of the shares of Company Capital Stock is subject to any right of repurchase by the Company.

               (b) Except as set forth on Schedule 2.2(b) and except as otherwise permitted by the terms of this Agreement, on the date hereof there are not outstanding, and on the Closing Date there will not be outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock or other securities of the Company, (ii) any securities convertible into or exchangeable for shares of such capital stock or securities or (iii) any other commitments or rights of any kind for the Company to issue additional shares of capital stock, options, warrants or other securities. Such schedule sets forth a correct and complete list of each of the foregoing as of the date hereof, including the record and beneficial holder thereof, a description of the nature of such security, the amount of securities held, the exercise, conversion or exchange rights relating thereto, including a schedule of vesting, and the type and amount of securities into which such securities are exercisable, convertible or exchangeable. No Company Option shall accelerate solely as a consequence of the Merger or the other transactions contemplated by this Agreement.

        2.3. Subsidiaries. Except as set forth on Schedule 2.3, the Company has no Subsidiaries and does not have any ownership interest in any securities of any kind in any Person. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary has the corporate (or other equivalent) power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change on such Subsidiary. The Company has delivered a true and correct copy of each Subsidiary's organizational documents, each as amended to date, to Parent.

        2.4. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's shareholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of each class of the Company Capital Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action on the part of the Company as provided by California Law and the Company's Articles of Incorporation and Bylaws. The Company's Board of Directors has unanimously approved the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and Acquisition, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to laws relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree or Applicable Law applicable to the Company or its respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or commission or other Governmental Authority or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing with the Secretary of State of the State of California of the Agreement of Merger and the certificates required by Section 1103 of the California Law, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such other consents, waivers, authorizations, filings, approvals and registrations that are set forth on Schedule 2.4.

        2.5. Company Financial Statements. Schedule 2.5 sets forth the Company's audited balance sheet as of December 31, 1997 and the related audited statements of operations and cash flows for the year then ended and the Company's unaudited balance sheet as of August 31, 1998 (the "Balance Sheet") and the related unaudited statements of operations and cash flows for the eight-month period then ended (collectively, all such financial statements are referred to as the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Balance Sheet and other Company Financials for the eight month period ended August 31, 1998, to normal year-end adjustments, which will not be material in amount or significance for such period.

        2.6. No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any Liability in excess of Five Thousand Dollars ($5,000) that (i) has not been reflected in the Balance Sheet or (ii) has not arisen in the ordinary course of the Company's business since August 31, 1998, consistent with past practices. Except as disclosed in Schedule 2.6, no customer of the Company has a right of refund or set off from the Company.

        2.7. No Changes. Except as set forth in Schedule 2.7 and Schedule 2.12(a), since March 31, 1998, there has not been, occurred or arisen any:

               (a) material transaction (other than the transactions contemplated by this Agreement) by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

               (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

               (c) capital expenditure or commitment by the Company of Twenty-Five Thousand Dollars ($25,000) in any individual case or Seventy-Five Thousand Dollars ($75,000) in the aggregate;

               (d) destruction of, damage to or loss of any asset, business or customer of the Company (whether or not covered by insurance) that resulted or could reasonably be expected to result in losses to the Company of more than Ten Thousand Dollars ($10,000);

               (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

               (g) revaluation by the Company of any of its assets;

               (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock other than pursuant to the exercise of repurchase rights under stock option agreements;

               (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

               (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

               (k) amendment or termination of any Scheduled Contract (as defined in Section 2.12);

               (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, where such waiver, release, write-off or compromise involves an amount in excess of Five Thousand Dollars ($5,000);

               (n) commencement or notice or threat of commencement of any Proceeding against or investigation of the Company or its affairs;

               (o) notice of any claim of ownership by a third party of the Company's Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property Rights;

               (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

               (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

               (r) event or condition of any character, or group of the foregoing, that has or is reasonably likely to have a Material Adverse Change on the Company;

               (s) mortgage, pledge, Lien, charge, security interest or any other encumbrance or restriction relating to any of the Company's property, business or assets, tangible or intangible;

               (t) agreement to enter into a strategic alliance, including marketing or distribution arrangements or other similar arrangements, or grant of third party royalty rights or development agreements, or sub-licensing of any rights; or

               (u) agreement by the Company to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and Acquisition and their representatives regarding the transactions contemplated by this Agreement).

The Company shall not be deemed to be in breach of the representations and warranties of this Section 2.7 for any matters arising after the date hereof so long as such matters are permitted by Section 4.1, and the Company provides Parent with written notice of all such matters at least three (3) Business Days prior to the Closing.

        2.8. Tax and Other Returns and Reports.

               (a) For purposes of this Agreement:

                      (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, alternative minimum, excise, severance, stamp, occupation, premium, property, environmental, self-dealing, prohibited transactions, windfall or excess profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary or other similar group for any period, or otherwise through operation of Applicable Law and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                      (ii) the term "Returns" means all returns, declarations, reports, statements and other documents filed or required to be filed in respect of Taxes; and the term "Return" means any one of the foregoing Returns.

               (b) Schedule 2.8(b) sets forth a list of the taxable years of the Company for which examinations of income or franchise tax returns by the IRS and the state, local or foreign taxing authority have been completed, those years for which examinations by such agencies are presently being conducted, those years for which notice of pending or threatened examination or adjustment has been received. Except to the extent indicated in Schedule 2.8(b), all deficiencies asserted or assessments made as a result of any examinations by the IRS or state, local or foreign Tax authority have been fully paid, or are fully described in Schedule 2.8(b), are being contested in good faith and an adequate reserve therefor has been established and are fully reflected in the Balance Sheet. Except as described in Schedule 2.8(b), there are no Returns that are presently under examination with respect to Taxes, there are no proposed (whether oral or written) or final adjustments, assessments or deficiencies with respect to Taxes currently pending, and there are no outstanding notices of proposed or actual audit, examination or investigation with respect to Taxes.

               (c) Except as described in Schedule 2.8(c):

                      (i) The Company has properly filed, or has had properly filed on its behalf, on a timely basis, all Returns required to have been filed and all Taxes required to be shown thereon as due have been paid on a timely basis. All such Returns were, when filed, and continue to be, true, complete and correct in all material respects. No Liability for Taxes has been incurred, and no taxable income has been realized, by the Company since January 1, 1997 other than in the ordinary course of business. No director, officer or employee of the Company or any Affiliate or thereof having responsibility for Tax matters is in discussions with Tax authorities or has reason to believe that any Tax authority has valid grounds to claim or assess any additional Tax with respect to the Company materially in excess of the amounts shown on the Balance Sheet for the period ending on such date and amounts incurred in the ordinary course of business since that date;

                      (ii) The Company is not, and has not been at any time, a member of an affiliated group as defined in Section 1504 of the Code. The Company has no Liability for Taxes of any other Person;

                      (iii) With respect to all amounts in respect of Taxes and with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been fully complied with, and all amounts required to be paid by the Company to Tax authorities or others have been paid;

                      (iv) None of the Returns contains, or was required to contain (in order to avoid the imposition of a penalty), a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law, with respect to the income, gain, loss, deduction or credit of the Company;

                      (v) All amounts that were required to be collected or withheld by or in respect of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly collected or withheld, and all amounts that were required to be remitted to any Governmental Authority by or in respect of the Company have been duly remitted;

                      (vi) The Company has not requested an extension of time to file any Company Return not yet filed, and has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No power of attorney with respect to Taxes is in force;

                      (vii) The Company has not taken any action not in accordance with past practice that would have the effect of deferring any material Tax Liability of the Company from any taxable period or portion thereof ending on or before Closing to any subsequent taxable period or portion thereof;

                      (viii) There are no actual or deemed elections under
Section 338 of the Code, protective carryover basis elections, offset prohibition elections or similar elections applicable to the Company;

                      (ix) The Company is not required to include in its income any adjustment pursuant to Sections 481 or 263A of the Code (or similar provisions of other Applicable Law) by reason of a change in accounting method or otherwise, following the Closing, and to Company's knowledge the IRS (or other Governmental Authority) has not proposed, and is not considering proposing, any such change in accounting method or other adjustment;

                      (x) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

                      (xi) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, whether by reason of the Closing or otherwise;

                      (xii) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; the Company has not engaged in a trade or business within any foreign country;

                      (xiii) The Company is not party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes;

                      (xiv) The Company has never filed an election pursuant to
Section 1361 of the Code (or any similar provision for state or local tax purposes). The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have

Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by the Company;

                      (xv) The Company has not participated in an international boycott within the meaning of Section 999 of the Code;

                      (xvi) The Company is not, and has not been, a party to a Tax sharing agreement. The Company has no current or contingent contractual obligation to indemnify any Person with respect to Taxes, other than obligations to indemnify a lessor for property taxes, sales/use taxes or gross receipts taxes (but not income or franchise Taxes) imposed on lease payments arising from terms that are customary for leases of similar property;

                      (xvii) The Company is not a party to or bound by any closing agreement, offer in compromise or other contractual or similar arrangement with any Tax Governmental Authority;

                      (xviii)No material election with respect to Taxes incurred by the Company has been made from and after the date of this Agreement;

                      (xix) [Intentionally Omitted];

                      (xx) Schedule 2.8(c) sets forth, with respect to the Company, as of December 31, 1997, the tax basis in its assets (by type), and the amount of any net operating loss, net capital loss, and unused tax credit carryovers (and type thereof), for federal and applicable state income tax purposes.

                      (xxi) The Company currently uses the accrual method of accounting for United States federal and state income Tax purposes and has not changed to or from such method of accounting during the preceding five years;

                      (xxii) The Company has provided to representatives of Parent copies of all federal and state income and franchise Returns for all taxable years beginning with the taxable year ended December 31, 1994, and other written correspondence, filed or submitted by the Company with or to the relevant Tax authorities in connection with any audit, examination or accounting method or tax year change, and has produced for Parent's inspection all sales Tax, use Tax, property Tax, and other Tax and information returns filed by the Company;

                      (xxiii)The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

                      (xxiv) All outstanding options to acquire equity of the Company that purport to be or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable under state, local or other Tax law) were issued in compliance with such section. All such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of the Company;

                      (xxv) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and

                      (xxvi) The Company has not redeemed Company Capital Stock or made an "extraordinary distribution" within the meaning of Treasury Regulation Section 1.368-1T(e)(1)(ii).

        2.9. Restrictions on Business Activities. Except as set forth on
Schedule 2.9, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.10. Title to Properties; Absence of Liens and Encumbrances.

               (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Complete and correct copies of such leases have been delivered to Parent.

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible and intangible (including Intellectual Property Assets), real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials except for Liens for Taxes not yet due and payable and such imperfections of title, if any, that do not materially interfere with the present value of the subject property or as may be reflected in Schedule 2.10(b).

        2.11. Intellectual Property.

               (a) Certain Definitions.

                      (i) The term "Intellectual Property Rights" means all United States and foreign:

                      (1) fictional business names, trade names, registered and unregistered trademarks and service marks, and applications therefor (collectively, "Marks");

                      (2) patents, patent rights and patent applications (collectively, "Patents");

                      (3) copyrights in both published works and unpublished works and all registrations and applications therefor (collectively,
                                 "Copyrights");

                      (4) know-how, trade secrets, confidential information and other proprietary information, including customer lists (collectively, "Trade Secrets"); and

                      (5) rights in and to any and all inventions, discoveries, concepts, ideas, drawings, designs, refinements, extensions, improvements, software (including object and source code), computer software programs or applications (in both source code and object code form), data, databases, mask works, know-how, research and development, techniques, modifications, and other proprietary and intellectual property rights (whether or not patentable or subject to copyright, mask work or trade secret protection) not included in the foregoing subparagraphs (2), (3) or (4) (collectively, "Technology").

                      (ii) The term "Intellectual Property Assets" means all Intellectual Property Rights owned or licensed by the Company and used or usable in or necessary to the conduct of the Company's business and all further uses of the terms Marks, Patents, Copyrights, Trade Secrets and Technology in this Section shall mean Marks, Patents, Copyrights, Trade Secrets and Technology that are Intellectual Property Assets.

               (b) Ownership of Software. The term "Software" means all of the Company's software, modules, design documents, flow charts and other related development documents, and all patents and copyrights to each of those items and specifically excluding those items prepared for customers in the operation of the Company's business for which the customer contractually has vested title. The Company's Software (excluding software that is available through commercial distributors or in consumer retail stores and are subject to "shrink-wrap" agreements) is listed on Schedule 2.11(b) . The Company has not assigned, transferred or encumbered any of its rights to the Software.

               (c) Certain Intellectual Property Assets. The Company does not own any Marks or Patents, except as set forth on Schedule 2.11(c).

               (d) Copyrights. The Company is the owner of all right, title and interest in and to each of the Copyrights in the Software, free and clear of all Liens and other adverse claims. None of the Copyrights has been registered with the U.S. Copyright Office or, if foreign, with the appropriate foreign Governmental Authority.

               (e) Trade Secrets. The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets relating to the Company's business.

               (f) Intellectual Property Scheduled Contracts. Schedule 2.11(f) contains a complete and accurate list of all Scheduled Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license for common publicly retailed software programs that are currently distributed with a value of less than Five Thousand Dollars ($5,000). There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such Scheduled Contract.

               (g) Ownership of Intellectual Property Assets. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Assets.

               (h) Employee Agreements. All employees and independent contractors of the Company involved with the development of products or the Software for the Company have executed written agreements with the Company that appropriately protect the Intellectual Property Assets. To the best knowledge of the Company, no employee of the Company has entered into any contract or other agreement with any Person (other than the Company) that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning the employee's work to anyone other than the Company.

               (i) Infringement Generally. The Company is not, nor has it during the three (3) years preceding the date of this Agreement been, a party to any Proceeding, nor is any Proceeding threatened, that involves or involved a claim of infringement by the Company or any other Person of any Intellectual Property Asset. No Intellectual Property Asset of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or, in the case of any Intellectual Property Asset licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. To the Company's knowledge, its use of any Intellectual Property Assets does not conflict with, infringe upon or violate any Intellectual Property Right or other right of any Person.

               (j) Use of Intellectual Property. The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Assets that are used in the business of the Company as currently conducted.

               (k) Software. The portion of the Software developed by the Company does not contain any Materials or Development Environments (each as defined below) that embody Intellectual Property Rights of any Person other than the Company, except for such Materials or Development Environments obtained by the Company from other Persons who make such Materials or Development Environments generally available to all interested purchasers or end-users on standard commercial terms, other than Intellectual Property Rights obtained from Parent. For purposes of this Agreement, (i) the term "Materials" means computer programming code (including both object code and source code versions thereof), databases, documentation (including user manuals and other written materials that relate to particular code or databases), and other materials useful for design (for example, logic manuals, flow charts, and principles of operation), and (ii) the term "Development Environments" means any device, programming, documentation, media and other objects, including compilers, "workbenches," tools, and higher-level or "proprietary" languages, used by the Company for the development, maintenance and implementation of the Materials, to the extent such objects may be necessary for any subsequent maintenance or enhancement of the same, similar or related Materials by Parent after the Closing or the comprehension by reasonably competent programmers of the operation of such Materials in their business context.

        2.12. Agreements, Scheduled Contracts and Commitments.

               (a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                      (i) any collective bargaining agreements;

                      (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                      (iii) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral;

                      (iv) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company;

                      (v) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                      (vi) any fidelity or surety bond or completion bond;

                      (vii) any lease of personal property having a value individually in excess of Twenty-Five Thousand Dollars ($25,000);

                      (viii) any agreement of indemnification or guaranty other than customary intellectual property indemnifications made in the ordinary course of business;

                      (ix) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, other than the license agreements for "Evolution" (which involve the source code) and "Decisionmaster" (where the source code is escrowed in certain circumstances)

                      (x) any agreement relating to capital expenditures and involving future payments in excess of Twenty-Five Thousand Dollars ($25,000);

                      (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                      (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) of this Section 2.12;

                      (xiii) any purchase order or contract for the purchase of raw materials or services involving Fifteen Thousand Dollars ($15,000) or more;

                      (xiv) any construction contracts;

                      (xv) any distribution, joint marketing or development agreement;

                      (xvi) any other agreement that involves Twenty-Five Thousand Dollars ($25,000) or more or is not cancelable without penalty within thirty (30) days; and

                      (xvii) each other material agreement or commitment, whether written or oral; without in any way limiting the foregoing, Schedule 2.12(a) lists all agreements, amendments, supplements, addenda, modifications and side letters with Andersen Consulting or any of its affiliates.

The Company shall not be deemed to be in breach of the representations and warranties of this Section 2.12(a) for any matters arising after the date hereof so long as such matters are permitted by Section 4.1, and the Company provides Parent with written notice of all such matters at least three (3) Business Days prior to the Closing.

               (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not in any material respect breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.9, Schedule 2.12(a) or Schedule 2.11(f) (any such agreement, contract or commitment, regardless of whether it is set forth on such schedule, a "Scheduled Contract"). Each Scheduled Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

               (c) With respect to the consulting agreements of the Company listed on Schedule 2.12(a), (i) all of the agreements and understandings of the Company and each of the respective third parties are set forth in the copies of such agreements provided to Parent, (ii) there are no other agreements, written or oral, changing the rights or obligations of Parent thereunder and (iii) except as set forth in Schedule 2.12(c), the Company has retained all rights to its Intellectual Property Assets related to such agreements and the third parties do not have any ownership interest, jointly or otherwise, in the Intellectual Property Assets.

               (d) Schedule 2.12(d) contains a complete and correct list of the serial numbers of the customer surveys returned to the Company in connection with the surveys conducted by Pacific Consulting Group.

        2.13. Interested Party Transactions. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Scheduled Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this
Section 2.13.

        2.14. Compliance with Laws. The Company has complied in all material respects with, is not in any material respect in violation of, and has not received any notices of violation with respect to, any Applicable Law.

        2.15. Litigation. Except as set forth in Schedule 2.15, there is no Proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers, directors or employees, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers, directors or employees by or before any Governmental Authority. Schedule 2.15 sets forth, with respect to any such pending or threatened Proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Authority has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof. There is no Proceeding pending, or as to which the Company has received any notice of assertion against the Company, that in any manner challenges or seeks, or reasonably could be expected, to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

        2.16. Insurance. Schedule 2.16 sets forth a list and description of each insurance policy currently in effect where the Company is the beneficiary. Such schedule lists the name of the insurer, policy coverage, coverage amounts and premiums payable. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. The Company does not have any key-man life insurance policies or any other policies under which any shareholder is a beneficiary, other than any policies set forth on Schedule 2.16 under which shareholders may be beneficiaries in their capacities as employees of the Company.

        2.17. Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all actions taken at meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

        2.18. Environmental Matters.

               (a) No approval, authorization, certificate, consent, license, order, permit and any other similar authorization of any Governmental Authority, or from any other Person, is required under any Environmental Laws applicable to the Company or any of its assets or operations. The Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, requirements, schedules and time tables required or imposed under all Environmental Laws.

               (b) There is no Proceeding, citation or notice of violation under any Environmental Law actually pending or, to the Company's knowledge, threatened, relating to the Company or any of its assets or operations.

               (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may interfere with or prevent continued compliance with any Environmental Law by the Company, or that may give rise to any Environmental Liability to the Company or that otherwise may form the basis of any Proceeding, hearing, study or investigation relating to the Company or any of its assets or operations (1) under any Environmental Law, (2) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release, of any Hazardous Substance, or (3) resulting from exposure to work place hazards. No survey, analysis or review relating to the Company and any of its assets or operations has been performed or prepared at any time by or for the Company, or of which the Company has a copy, that discuss or relate to any existing or potential Environmental Liability.

               (d) The Company is not required or obligated to make any capital or other expenditure in excess of Ten Thousand Dollars ($10,000) to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditure.

        2.19. Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.20. Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations thereunder;

                      (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, written or unwritten, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any Liability contingent or otherwise;

                      (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                      (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                      (vi) "IRS" shall mean the Internal Revenue Service;

                      (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                      (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

                      (ix) "Welfare Plan" shall refer to each Company Employee Plan which is a welfare plan as defined in ERISA Section 3(1).

               (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Applicable Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law or as required by this Agreement), or to enter into any additional Company Employee Plan or Employee Agreement.

               (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan (including a written description of each Company Employee Plan which is not otherwise set forth in writing) and each Employee Agreement (or standard forms thereof which do not differ in any material respect from the final versions of such Employment Agreements) including all amendments thereto and any written communications provided to Employees in connection therewith;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the

Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company and its Affiliates have performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Laws, including ERISA and the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no Proceedings pending, or, to the Knowledge of the Company or its Affiliates, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to the Company, Parent or any of its Affiliates (other than amounts accrued to be paid to the plan in the Company Financials and ordinary administration expenses incurred in a termination event); (v) there are no inquiries or Proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 4975 through 4980 of the Code; and (vii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is and has always been so qualified and has received a favorable determination letter with respect to such status from the IRS, and no act or omission has occurred since the date of the most recent favorable determination issued with respect to a Company Employee Plan which resulted or is likely to result in the revocation of the Company Employee Plan's qualified status.

               (e) Pension Plans. The Company and its Affiliates do not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time have the Company or its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 2.20(g), no Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, benefits the full cost of which are borne by Employees of the Company (or such Employees' beneficiaries or dependents), death or disability benefits under any of the Company Employee Plans, and life insurance benefits for any Employee who dies while in service with the Company. The Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

               (h) Welfare Plans. With respect to any Welfare Plans maintained by the Company or its Affiliates, whether or not for the benefit of the Company's employees, the Company and its Affiliates have complied in all material respects with the provisions of Sections 4980B and 9801 of the Code.

               (i) Effect of Transaction.

                      (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                      (ii) No payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

               (j) Employment Matters. The Company (i) is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, commissions, bonuses or any other type of compensation or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice) and (v) is not liable for nor has been threatened with any claim for discrimination or sexual harassment.
Schedule 2.20(j) sets forth a complete and correct list of all employees holding visas issued by the United States, listing each such employee by name and type of visa. Except as set forth on Schedule 2.20(j), all other employees of the Company are citizens of the United States. With respect to the two immediately preceding sentences, the Company shall not be deemed to be in breach of such representations and warranties for any matters arising after the date hereof so long as such matters are permitted by Section 4.1, and the Company provides Parent with written notice of all such matters at least three (3) Business Days prior to the Closing.

               (k) Labor. No work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company, threatened. Except as set forth in Schedule 2.20(k), the Company is not involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in Liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a Liability to the Company. Except as set forth in Schedule 2.20(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

               (l) Employment at Will. Except as set forth in Schedule 2.20(l), the Company is not bound by any agreement, nor has it taken or omitted to take any action, that restricts its ability to terminate the employment of any of its employees at any time without payment or other Liability.

        2.21. Non-competition, Non-solicitation and Non-hire Agreements. Each Key Employee and Other Management Employee has executed and delivered to Parent a Non-competition, Non-solicitation and Non-hire Agreement as amended by Amendment No. 1 to Non-competition, Non-solicitation and Non-hire Agreement in substantially the form of Exhibit C hereto (the "Noncompete Agreements") with a term of two years, in the case of Key Employees, and one year, in the case of Other Management Employees, and all of the Noncompete Agreements are in full force and effect and are enforceable in accordance with their terms against each Key Employee and each Other Management Employee, except as such enforceability may be limited by principles of public policy and subject to laws relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.22. Representations Complete. None of the representations or warranties made by the Company nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the shareholders in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PEOPLESOFT, INC.

        Parent represents and warrants to the Company as follows:

        3.1. Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change on Parent.

        3.2. Authority. Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to laws relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by Parent and Acquisition does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree or Applicable Law applicable to Parent or Acquisition or their properties or assets that could reasonably be expected to have a Material Adverse Change on Parent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority or any third party is required by or with respect to Parent or Acquisition in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing with the Secretary of State of the State of California of the Agreement of Merger and the certificates required by Section 1103 of the California Law, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations that are set forth on
Schedule 3.2.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1. Conduct of Business of the Company. During the period from June 3, 1998, and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any Material Adverse Change related to the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed:

               (a) Enter into any commitment or transaction (other than pursuant to or as contemplated by this Agreement) not in the ordinary course of business consistent with past practice.

               (b) Transfer to any Person any rights to the Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

               (c) Enter into or amend any agreements pursuant to which any Person is granted marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products of the Company, or enter into or amend any strategic alliance, license or sub-license agreement, or joint development agreement;

               (d) Amend or otherwise modify, except in the ordinary course of business consistent with past practice, any of the Scheduled Contracts;

               (e) Violate the terms of any of the Scheduled Contracts in any material manner;

               (f) Commence any litigation or any binding dispute resolution process (other than in respect of any breach of or claim arising under this Agreement);

               (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with terminations of employment in the ordinary course of business consistent with past practice;

               (h) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire (including but not limited to Company Options), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except
(i) the issuance of Company Common Stock upon the exercise of Company Options, and (ii) the grant of Company Options to new hires in the ordinary course of business and in accordance with written guidelines approved by Parent;

               (i) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets (other than assets, immaterial in amount, in the ordinary course of business consistent with past practice) or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

               (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

               (l) Incur any indebtedness for borrowed money other than from Parent or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

               (m) Enter into or amend any employment agreements, oral or written, increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of March 31, 1998, or adopt or amend any employee benefit plan or arrangement (oral or written) (including any amendment to the Option Plan or the agreements thereunder), or increase the salaries or wage rates of its employees, except in the ordinary course of the Company consistent with past practice;

               (n) Terminate the employment of any executive officer or vice president (including any Key Employee or Other Management Employee) or grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements or other legally binding commitments disclosed to Parent in writing outstanding on the date hereof;

               (o) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

               (p) Pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities (1) reflected or reserved against in the Company Financial Statements (or the notes thereto) or (2) that arose in the ordinary course of business consistent with past practice subsequent to March 31, 1998 and which are expenses not prohibited by the provisions of this Agreement;

               (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (r) Amend or otherwise take any action that would permit or cause any Company Option to accelerate in contemplation of or as a consequence of the Merger or the other transactions contemplated by this Agreement;

               (s) Enter into or modify any new or existing agreements for the lease or purchase of real property; or

               (t) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        4.2. No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, employees, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets, (b) provide information with respect to it to any Person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets, (c) enter into an agreement with any Person, other than Parent or Acquisition, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets by any Person, other than by Parent or Acquisition. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1. Employee Matters.

               (a) Employees. The parties currently contemplate that substantially all employees of the Company will be offered employment with Parent on terms to be proposed by Parent, subject to execution of Parent's standard forms of offer letters and non-disclosure agreements. All such employees of the Company desirous of becoming employees of Parent will be subject to employment at the will of Parent. Employees who do not receive an offer of employment from Parent shall be eligible for the severance benefits agreed upon in writing by Parent and the Company; provided, however, that in order to be eligible for receipt of such severance benefits, each such employee must first execute a written release, in form and substance reasonably acceptable to Parent releasing Parent from all claims arising out of their employment with the Company or with Parent. Notwithstanding the foregoing, nothing contained herein shall be interpreted or construed to create a contract of employment between such employee and Parent.

               (b) Eligibility for Parent Employee Plans. Upon the Closing, each of the employees of the Company who becomes an employee of Parent upon the Effective Time ("Parent Employee") shall cease to participate in or accrue benefits under the Company Employee Plans (except to the extent contemplated by Section 1.4(b) under the Option Plan) and shall be eligible to participate in the Parent employee benefit plans generally applicable to employees of Parent, and if the Parent determines to be appropriate, such enhanced plans appropriate to such employee's position with Parent (the "Parent Employee Plans"), provided, that upon the Closing, each of the employees of the Company who remains an employee of Surviving Corporation upon the Effective Time ("Continuing Employee") shall continue to participate in or accrue benefits under the Company Employee Plans in accordance with the terms of each such plan and shall not be eligible to participate in the Parent Employee Plans until Parent shall freeze or terminate the Company Employee Plans. Parent shall freeze or terminate the Company Employee Plans on or before January 1, 1999 and at such time such Continuing Employees shall be deemed to be Parent Employees for the purposes of this Agreement. For purposes of the Parent Employee Plans (with the exception of the Parent vision plan) the years of service of each Parent Employee that were recognized by the Company as of the Effective Time of the Merger for a Company Employee Plan shall be recognized by Parent for purposes of each Parent Employee Plan that Parent determines to be a corresponding plan, in each case to the extent allowed under the provisions of each of the applicable Parent Employee Plans. Pursuant to the terms of Parent's 401(k) plan, any matching contributions by Parent under the 401(k) plan for any Parent Employee shall be only with respect to such Parent Employee's contributions after the Effective Time (or, in the case of a Continuing Employee, the time at which such Continuing Employee become eligible to participate in the Parent Employee Plans) and not with respect to contributions made by the Parent Employee to the Company's 401(k) plan prior to the Effective Time(or, in the case of a Continuing Employee, the time at which such Continuing Employee become eligible to participate in the Parent Employee Plans).

               (c) Eligibility for Parent Incentive Compensation Plans. Parent shall take all actions necessary to cause all Parent Employees whose date of hire by the Company is on or before July 1, 1998 to become eligible to participate in Parent's Employee Incentive Bonus (the "Incentive Plan") commencing on October 1, 1998, and to cause all Parent Employees whose date of hire by the Company is after July 1, 1998 to become eligible to participate in Parent's incentive compensation plan commencing on January 1, 1998. This Section 5.1(c) shall not apply with respect to any Parent Employee who participates in any variable compensation plan of Parent other than the Incentive Plan.

        5.2. Access to Information. The Company shall afford to Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of it as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Parent shall provide the Company copies of such publicly available information about Parent as the Company may reasonably request and shall provide the Company with reasonable access to appropriate members of management in this regard.

        5.3. Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that if the Merger is consummated, the Company shall cause its Third Party Expenses, and any Third Party Expenses incurred on behalf of any shareholders, to be invoiced at or before Closing and not to exceed Two Hundred Ninety-Five Thousand Dollars ($295,000).

        5.4. Public Disclosure. Unless otherwise required by Applicable Law (including securities laws) or, as to Parent, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, Parent and the Company shall consult with each other before making any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or the transactions contemplated hereby, and no public announcement or press release regarding the subject matter of this Agreement or the transactions contemplated thereby shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld. Parent and the Company shall cooperate in good faith to prepare and agree upon any press release or other public announcement that either of them may determine is necessary or in its best interests.

        5.5. Consents. The Company on the one hand, and Parent, on the other hand, shall cooperate with one another in determining whether any action by or in respect of, or filing with, or notice, to any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement, and shall take all actions necessary or reasonably requested by the Company or Parent, as the case may be, in connection therewith.

        5.6. Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement and the satisfaction of the conditions herein; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's Affiliates of shares of capital stock or of any business, assets or property of Parent or its Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event or group of the foregoing, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Disclosure Schedules) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.8. Additional Documents and Further Assurances. Each party hereto, at the request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably requested for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.9. Indemnification. The provisions with respect to indemnification of directors, officers, employees and agents as set forth in the Company's Articles of Incorporation and Bylaws as currently in effect shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the directors, officers, employees and agents of the Company on the date hereof with respect to matters arising prior to the Closing. From and after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its subsidiaries against all Damages incurred in connection with any Proceeding, occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such person under Applicable Law and the Articles of Incorporation and Bylaws of the Company in effect on the date hereof. Notwithstanding the foregoing provisions of this Section 5.9, no such director, officer, employee or agent shall be entitled to any indemnification to the extent any such Damages arise out of facts or circumstances constituting a breach of this Agreement.

        5.10. Notice to Holders of Company Preferred Stock. The Company shall provide the required written notice, if any, to each holder of Company Preferred Stock required by Article III, Section B(g) of the Company's Articles of Incorporation.

        5.11. Grant of Stock Options by the Company. Prior to the Effective Time, the Company shall grant to each person set forth on Schedule 5.11 hereto, in exchange for the cancellation of the Company Option described on such schedule, a new option to purchase an equivalent number of shares of Company Common Stock at an exercise price equal to the approximate fair market value per share of Company Common Stock.

        5.12 Confidentiality. Each party hereto shall maintain the confidential nature of, and shall not use in any way detrimental to any other party, including directly or indirectly in the conduct of such party's business, all confidential financial, technical, marketing, research, commercial or other information concerning the other parties hereto. In the event of the termination of this Agreement for any reason, upon written request of any party, each party receiving such request agrees to return to the requesting party any and all materials containing any such confidential information relating to such requesting party. The restrictions contained herein and in any Schedules and Exhibits hereto shall not apply to any information that (a) is or becomes generally available to the public other than as a result of a disclosure in violation of the provisions hereof, (b) is or becomes available to such party that has received such request on a non-confidential basis from a source other than the requesting party, (c) is independently derived by the party to whom such information was disclosed, or (d) is derived from information that is not confidential and does not contain any confidential information. In the event that any party hereto receives a request to disclose all or any part of any confidential information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to: (i) immediately notify the party to whom such confidential information relates of the existence, terms and circumstances surrounding such request, (ii) consult with such party to whom the information relates on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, furnish only that portion of the confidential information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise the party to whom such confidential information relates as far in advance of such disclosure as possible so that such party to whom the confidential information relates may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. In any event, the party who receives the request shall not oppose actions by the party to whom the confidential information relates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.

        5.13. Company Shareholder Approval. The Company has submitted the form of this Agreement to its shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of all of its shareholders to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's shareholders shall be subject to reasonable review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Closing Date. The Closing Date shall be on or before October 31, 1998.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (c) Shareholder Approval. This Agreement and the Merger shall have been approved by the shareholders of the Company by the requisite votes under the California Law.

               (d) Merger Filings. The Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware and the Agreement of Merger and the Section 1103 Certificates shall have been accepted for filing by the Secretary of State of the State of California. The Merger shall be effective under the laws of the States of California and Delaware.

        6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of June 3, 1998, the date hereof and, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), as of the Closing Date with the same force and effect as if made on and as of the Closing Date; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

               (b) Agreements and Covenants. Parent shall have performed or complied (which performance or compliance shall be subject to Parent's ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

               (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

               (d) Legal Opinion. The Company shall have received a legal opinion from Gibson Dunn & Crutcher LLP, counsel to Parent, in substantially the form attached hereto as Exhibit A.

               (e) Additional Actions. Parent shall take such additional actions, including the execution of such additional documents, as shall be reasonably requested by the Company in connection with the consummation of the transactions contemplated by this Agreement.

        6.3. Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of June 3, 1998, the date hereof and, except for changes contemplated by this Agreement (including the Disclosure Schedules) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company; provided, however, that any representation or warranty that was complete and correct in all material respects as of June 3, 1998 and the date hereof, but shall no longer be complete and correct in all material respects as of the Closing Date due to facts or circumstances occurring after the date hereof, shall be subject to the Company's ability to cure as provided in Section 8.1(d) below. Notwithstanding the foregoing, in the case of any failure to the foregoing condition to be satisfied as a result of facts and circumstances arising after the date hereof of which the Company has no knowledge on the date hereof, the foregoing condition shall be deemed to be satisfied unless the failure of any representation or warranty, or group of representations or warranties, to be correct would, in Parent's good faith judgment, materially have affected Parent's decision to enter into this Agreement on the date hereof if Parent had been aware of such facts and circumstances; provided, however, that nothing set forth in this sentence shall affect Parent's ability to seek indemnification under Article VII as a result of the failure of any such representation or warranty, or group of representations or warranties, to remain true and correct after the date hereof;

               (b) Agreements and Covenants. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c) and the Parent shall have obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

               (d) Legal Opinion. Parent shall have received the legal opinions from Wilson, Sonsini, Goodrich & Rosati, legal counsel to the Company, in substantially the form attached hereto as Exhibit B.

               (e) Material Adverse Change. There shall not have occurred any Material Adverse Change with respect to the Company after March 31, 1998, provided, however, that for the purposes of this Section 6.3(e), a Material Adverse Change shall not be deemed to have occurred if such change or effect was principally caused by, or as a result of, (1) the execution and delivery of this Agreement, (2) the failure of Parent to approve any action requested by the Company pursuant to Section 4.1 hereof, (3) operational changes approved in writing by Parent, or (4) employee attrition at the Company; provided, however, that the Company represents and warrants to Parent that it is not aware of any employee who intends to terminate his or her employment with Company as a result of the Merger.

               (f) Dissenters' Rights. Holders of more than ten percent (10%) of the Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under Applicable Law with respect to their shares by virtue of the Merger.

               (g) Intentionally Omitted.

               (h) Tax Certifications. Parent shall have received from the Company (A) a certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2)(i) and (B) a certification pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i) that the Company Capital Stock is not a U.S. real property interest, in each case in form and substance reasonably satisfactory to Parent.

               (i) Additional Actions. The Company shall take such additional actions, including the execution of such additional documents, as shall be reasonably requested by Parent in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        7.1. Indemnification/Survival of Representations and Warranties.

               (a) Parent and each of its Affiliates (including Acquisition), officers, employees, directors and representatives (collectively, the "Parent Indemnities") shall be indemnified and held harmless by the Company (provided that, at the Effective Time, the Company shall cease to have any indemnity obligations under this Section 7.1(a)), in respect of any and all Damages incurred by any Parent Indemnitee as a result of any misrepresentation and/or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement. The Company (subject to the parenthetical in the preceding sentence) shall be liable in full with respect to any such misrepresentation or breach. Nothing set forth in this Section 7.1(a) shall be deemed to prohibit or limit any Parent Indemnitee's right at any time before the Effective Time to seek injunctive or other equitable relief, in lieu of or in addition to Damages, for the failure of the Company to perform any covenant or agreement contained herein.

               (b) The Company and their respective Affiliates, officers, employees, directors and representatives and shareholders (collectively, the "Company Indemnities") shall be indemnified and held harmless by Parent in respect of any and all Damages reasonably and proximately incurred by any Company Indemnitee as a result of any misrepresentation and/or breach of any representation, warranty, covenant or agreement made by Parent in this Agreement; provided, however, that, at the Effective Time, Parent shall cease to have any indemnity obligations under this Section 7.1(b). Nothing set forth in this Section shall be deemed to prohibit or limit any Company Indemnitee's right at any time before the Effective Time to seek injunctive or other equitable relief, in lieu of or in addition to Damages, for the failure of Parent to perform any covenant or agreement contained herein.

               (c) All of the representations and warranties in this Agreement shall survive and continue until the Effective Time.

               (d) The amount of any indemnification payment required to be made pursuant to Section 7.1(a) of this Agreement with respect to a particular claim for indemnification shall be reduced by: (1) the after-tax amount of insurance proceeds or recoveries from third parties actually received as a result of the events giving rise to such claim; provided that if such proceeds or recoveries will be (or are) received after the date on which such indemnification payment is due, such indemnification payment shall be paid when due by the Company, when such proceeds are received, the Parent Indemnities shall pay to the Company, the amount of such proceeds promptly following receipt, and (2) the amount of any tax savings actually realized by the Parent Indemnities prior to the receipt of such indemnification payment, either in the form of a refund of taxes previously paid or a reduction in tax that otherwise would have become payable prior to such time (in each case net of the present value of any tax cost of the indemnification payment and any costs (including but not limited to professional fees) incurred in obtaining such savings). For purposes of this clause (2), tax savings shall only be taken into account to the extent they are not otherwise required to be paid to the Company Indemnities and would not have arisen but for the event giving rise to the indemnification obligation.

        7.2. Notice and Determination of Claims.

               (a) If any Parent Indemnitee or Company Indemnitee (each, an "Indemnitee") shall believe that such Indemnitee is entitled to indemnification pursuant to Section 7.1 , prior to the Closing, from the Company, with respect to a Parent Indemnitee, or from Parent, with respect to a Company Indemnitee, as the case may be (the "Indemnitors"), in respect of any Damages, such Indemnitee shall give all potential Indemnitors prompt written notice thereof. Any such notice shall set forth in reasonable detail and, if and to the extent then known, the amount of Damages (or an estimate thereof) arising from such claim and the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the rights of the Indemnitor to assert any reasonable defense to such claim. The Indemnitors shall have fifteen
(15) Business Days following their receipt of such notice either (i) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (ii) to object to the claim by giving such Indemnitee written notice of the objection. If any Indemnitor acquiesces in such claim, such Indemnitee shall be entitled to be indemnified by the acquiescing Indemnitor for such Indemnitor's share (which may be the entire amount if so provided in this Agreement) of the Damages incurred by such Indemnitee in respect of such claim. If no such agreement can be reached after good faith negotiation, either Indemnitee or the Indemnitor may, by written notice to the other demand arbitration (the "Demand") of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Indemnitee and the Indemnitor shall each select one arbitrator within fifteen (15) Business Days following the Demand, and the two arbitrators so selected shall select a third arbitrator within fifteen (15) Business Days thereafter, each of which arbitrators shall be independent. In the event that either Indemnitee or the Indemnitor fails to appoint an arbitrator within the period prescribed, or such appointed arbitrators fail to appoint the third arbitrator within the period prescribed, any such arbitrators that have not been so appointed shall be appointed by the American Arbitration Association following written request of either Indemnitee or the Indemnitor. The arbitrators shall set a limited time period (not to exceed 90 days) and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a competent court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Alameda County, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(b), in any arbitration hereunder in which any claim or the amount thereof is at issue, Indemnitee shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Indemnitee less than the sum of one-half (1/2) of the disputed amount; otherwise, the Indemnitor shall be deemed to be the "Non-Prevailing Party." The "Non-Prevailing Party" to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

        7.3. Third Party Claims. In connection with any claim that may give rise to indemnity under this Section 7 resulting from or arising out of any claim or Proceeding against an Indemnitee by a person that is not a party hereto, the Indemnitors may, upon notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnitors jointly acknowledge in writing to the relevant Indemnitee the right of such Indemnitee to indemnity pursuant hereto in respect of the entirety of such claim and provide written evidence reasonably satisfactory to such Indemnitee that such Indemnitors have the financial wherewithal to defend and pay such claim in full. If the Indemnitors assume the defense of any such claim or Proceeding, the Indemnitors shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnitors shall have assumed the defense of any claim or Proceeding in accordance with this Section 7.3, the Indemnitors shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnitors shall have paid or caused to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided further, that the Indemnitors shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to the conduct of such Indemnitee's business; and provided further, that a condition to any such settlement shall be a complete release of such Indemnitee with respect to such claim. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnitors in the defense of any claim or Proceeding being defended by the Indemnitors pursuant to this Section 7.3. If the Indemnitors do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 7.3, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnitors, on such terms as such Indemnitee may deem appropriate. If the Indemnitors seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnitors shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

        7.4. No Limitations on Damages. Nothing herein shall limit the Liability of the Company to any Parent Indemnitee for any breach of any representation, warranty or covenant if the Merger does not close.

        7.5. Exclusive Remedy. The remedies provided for in this Section 7 are exclusive and shall be in lieu of all other remedies for breach of this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any remedy arising by reason of any claim of fraud with the respect to this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1. Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) by mutual written consent of the Company and Parent;

               (b) by Parent or the Company if: (i) the Closing has not occurred by October 31, 1998 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority that would: (i) prohibit Parent's or the Company's ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

               (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and as a result of such breach the conditions set forth in
Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as Parent continues to exercise such commercially reasonable efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured); and

               (f) by Parent, in its sole and absolute discretion, if the conditions set forth in Section 6.3(i) hereof are not satisfied.

        8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent or the Company, or their respective officers, directors or shareholders under this Agreement, provided that each party hereto shall remain liable for any Damages arising out of any breaches of this Agreement prior to such termination or for the wrongful termination of this Agreement. Without limiting the generality of the foregoing, to the extent that any such termination results from the breach by any party hereto of any of its representations, warranties, or covenants set forth in this Agreement, the non-breaching party shall be entitled to receive from the breaching party all of its Third Party Expenses, any expenses incurred in connection with any dispute arising from such willful breach and any other Damages incurred as a result of such breach. Notwithstanding the foregoing, the provisions of Section 5.3, 5.12 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement (but the arbitration provisions of Article VII shall not).

        8.3. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4. Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (B) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent and (C) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

                (a)     IF TO PARENT OR, AFTER THE EFFECTIVE TIME, TO THE
                        COMPANY, TO:

                        PeopleSoft, Inc.
                        4440 Rosewood Drive
                        Pleasanton, California  94588
                        Attention: Ronald E.F. Codd, Chief Financial Officer Telephone No.: (925) 694-7114
                        Facsimile No.:  (925) 694-7184

                        with a copy to:

                        Gibson, Dunn & Crutcher LLP
                        One Montgomery Street
                        Suite 2600
                        San Francisco, California 94104
                        Attention:  Kenneth R. Lamb
                        Telephone No.:  (415) 393-8200
                        Facsimile No.:  (415) 986-5309

                (b)     IF TO THE COMPANY IF PRIOR TO THE EFFECTIVE TIME, TO:

                        Intrepid Systems, Inc.
                        1301 Harbor Bay Parkway
                        Alameda, California  94502
                        Attention:  Richard White, President
                        Telephone No.:  (510) 769-4887
                        Facsimile No.:  (510) 769-5128

                        with a copy to:
                        Wilson, Sonsini, Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention:  Michael J. Danaher
                        Telephone No.:  (650) 493-9300
                        Facsimile No.:  (650) 493-6811

        9.2. Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

        9.4. Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign its rights but not delegate its obligations hereunder to a wholly-owned subsidiary of Parent.

        9.5. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

        9.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Parent, Acquisition, and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

PEOPLESOFT, INC.                                 INTREPID SYSTEMS, INC.

BY:                                              BY:
     --------------------------                     ----------------------------
NAME:    RONALD E.F. CODD                        NAME:     RICHARD WHITE
TITLE:   SENIOR VICE PRESIDENT AND               TITLE:    PRESIDENT
         CHIEF FINANCIAL OFFICER

BY:                                              BY:
     --------------------------                     ----------------------------
NAME:    ROBERT FINNELL                          NAME:      JON BOND
TITLE:   ASSISTANT SECRETARY                     TITLE:     SECRETARY

PEOPLESOFT RETAIL CORPORATION

BY:
     --------------------------
NAME:    RONALD E.F. CODD
TITLE:   PRESIDENT

BY:
     --------------------------
NAME:    ROBERT FINNELL
TITLE:   SECRETARY

                                   APPENDIX A

                                   DEFINITIONS

        The following terms, as used in the Agreement, have the following meanings:

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

        "Aggregate Purchase Price" means Thirty-Three Million Eight Hundred Forty-Four Thousand Nine Hundred Eighty-Four Dollars ($33,846,849).

        "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority existing as of the date hereof or as of the Closing Date applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

        "Common Per Share Price" means an amount equal to (a) the Primary Purchase Price less the sum of (x) Series A Preferred Stock Price, (y) Series B Preferred Stock Price, and (z) Series C Preferred Stock Price, divided by (b) sum of (1) the number of shares of Company Common Stock outstanding as of the Effective Time, and (2) the number of shares of Company Common Stock issuable upon exercise of the Vested Unexercised Options.

        "Company" means Intrepid Systems, Inc. and each of its Subsidiaries.

        "Company Capital Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" means the series of the Company's capital stock designated as its Common Stock, no par value.

        "Company Preferred Stock" means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

        "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including
(y) interest on cash disbursements in respect of any of the foregoing at a rate per annum equal to the prime rate as published by Bank of America, NT&SA, compounded quarterly, from the later to occur of (i) ninety (90) days from the date of demand for payment hereunder, or (ii) the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (z) reasonable costs, fees and expenses of attorneys (including allocation costs of in house counsel), experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person.

        "Environmental Laws" means all Applicable Laws relating to the protection of human health, safety or the environment from Hazardous Substances including: (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances.

        "Environmental Liabilities" means all Liabilities of a Person, whether such Liabilities are owed by such Person to Governmental Authorities, third parties or otherwise, whether presently in existence or arising hereafter, that arise under or relate to any Environmental Law.

        "Exchange Ratio" means the fraction obtained where the numerator is the Common Per Share Price at the Effective Time and the denominator is the closing price for Parent Common Stock on the Closing Date.

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Hazardous Substance" means any chemical substance: (i) the presence of which requires investigation or remediation under any Environmental Law; (ii) which is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the business or any assets of the Company; or (iv) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

        "Key Employees" means Richard White, Jim Kelly and Brian Kelly.

        "Knowledge" or "knowledge" means (i) with respect to the Company, at any given date of determination, the knowledge of all executive officers, vice presidents and members of the Board of Directors, including all Key Employees and Other Management Employees of the Company, and (ii) with respect to Parent, at any given date of determination, the knowledge of any executive officer or director of Parent. For purposes hereof, a Person shall be deemed to have knowledge of the contents of all books and records with respect to which such Person has reasonable access and all facts and circumstances to which such Person reasonably should have been aware after due inquiry or was aware in the performance of such Person's duties as an employee, officer or director.

        "Liability" means, with respect to any Person, any liability or obligation of, or claims against, such Person of any kind, character or description, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, easement, security interest, hypothecation, encumbrance, adverse claim or charge of any kind in respect of such asset.

        "Material Adverse Change" means, with respect to any entity, a change in, or effect on, the operations, affairs, prospects, financial condition, assets, Liabilities, reserves or any other aspect of such entity that results, or will result, in a material adverse effect on, or a material adverse change in, such entity or its operations. Any loss in net income for the Company for any quarter after the quarter ended March 31, 1998, shall not be deemed a Material Adverse Change in the Company unless such loss exceeds the Company's loss for the quarter ended March 31, 1998.

        "Other Management Employees" means Lee Kunkle and Jack Harbaugh.

        "Person" means an individual, corporation, partnership, association, trust, limited liability company, limited liability partnership, estate or other entity or organization, including a Governmental Authority.

        "Primary Purchase Price" means Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000).

        "Proceeding" means any action, suit, hearing or arbitration, investigation or other proceeding (whether public or private).

        "Series A Per Share Price" means the amount of the distribution required to be delivered, as set forth in the Company's Articles of Incorporation, to a holder of a share of Series A Preferred Stock upon consummation of the Merger.

        "Series B Per Share Price" means the amount of the distribution required to be delivered, as set forth in the Company's Articles of Incorporation, to a holder of a share of Series B Preferred Stock upon consummation of the Merger.

        "Series C Per Share Price" means the amount of the distribution required to be delivered, as set forth in the Company's Articles of Incorporation, to a holder of a share of Series C Preferred Stock upon consummation of the Merger.

        "Series A Preferred Stock" means the series of the Company's capital stock designated as its Series A Preferred Stock.

        "Series B Preferred Stock" means the series of the Company's capital stock designated as its Series B Preferred Stock.

        "Series C Preferred Stock" means the series of the Company's capital stock designated as its Series C Preferred Stock.

        "Series A Preferred Stock Price" means an amount equal to the product of
(a) Series A Per Share Price and (b) the number of shares of Series A Preferred Stock outstanding as of the Effective Time.

        "Series B Preferred Stock Price" means an amount equal to the product of
(a) Series A Per Share Price and (b) the number of shares of Series B Preferred Stock outstanding as of the Effective Time.

        "Series C Preferred Stock Price" means an amount equal to the product of
(a) Series A Per Share Price and (b) the number of shares of Series C Preferred Stock outstanding as of the Effective Time.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other Person the majority of the shares of the capital stock or other equivalent ownership interests of which are directly or indirectly owned of record or beneficially by the Company, or any corporation, partnership, joint venture, limited liability company or other Person for which the Company has the ability to direct or control voting with respect to fifty percent (50%) or more of the capital stock or other equivalent ownership interests.

        "Vested Unexercised Options" means all options to purchase Company Common Stock, to the extent such options will have vested prior to September 1, 1998.

                                 SCHEDULE 1.1(G)

             OFFICERS OF THE SURVIVING CORPORATION AFTER THE MERGER

Ronald E.F. Codd:            President

Steven Hill:                 Chief Financial Officer

Robert Finnell:              Secretary

                                  SCHEDULE 3.2

                                 PARENT CONSENTS

Consents will be required from third parities under the following agreement(s):

Participation Agreement, dated as of December 4, 1996, among Parent, Lease Plan North America, Inc., ABN Amro Bank N.V., and San Francisco International Branch.

                                 SCHEDULE 6.2(C)

                     THIRD PARTY CONSENTS REQUIRED OF PARENT

Consents will be required from third parities under the following agreement(s):

Participation Agreement, dated as of December 4, 1996, among Parent, Lease Plan North America, Inc., ABN Amro Bank N.V., and San Francisco International Branch.


                                       3